Exhibit 10.4

                         Memorandum of Understanding
                                   ("MOU")

Between           IMF
                  Wiesenweg 7
                  D-85653 Aying
                  Germany
                  (hereinafter "IMF")

And               HYDRODYNEX, INC.
                  230 Bethany Rd., Ste. 128
                  Burbank, CA. 91504
                  U.S.A.
                  (hereinafter "HYDRODYNEX") (collectively the "Parties")

1. Prerequisites

IMF has developed and possesses the rights to a special multilayer packaging film (the "Film") designed to be used for producing air tight water packages. The Film can be utilized in a modified commercial Water Packaging Unit (the "WPU") to function together as an innovative water packaging system. The WPU and the Film enables a water supplier to use process water from a water treatment system to be packaged in special bags made from the Film (the "Storage Bags"). These Storage Bags will keep the quality of the water unchanged for up to five years. The Film and WPU can be used in connection with water supplied by an "AO-System(R) developed by Hydrosystemtechnik, GmbH ("HYDROSYS"). One of the potential applications would be a combination of these systems e.g. for mobile applications.

HYDRODYNEX is a Nevada corporation with an operating office in Burbank, CA. and a primary office in Las Vegas, NV, which has been formed for the particular purpose of commercializing the AO-System(R) developed by HYDROSYS, in North America. For the purpose in being able to offer a mobile system, HYDRODYNEX is interested in acquiring the rights to the Film and the blueprints to the mobile WPU.

2. Intent of HYDRODYNEX

HYDRODYNEX intends to operate in two phases as follows: Phase 1: Finalization of the Strategic Marketing and Business Plan, and obtaining approval from the United States Environmental Protection Agency to allow sales and marketing of AO-System(R) in selected markets in North America. Phase 2: Full scale commercialization of the AO-System(R), including industrialization and after sales service for all of North America. As part of its effort to commercialize the AO-System(R), HYDRODYNEX plans to evaluate the feasibility of selling and marketing mobile systems, which will utilized water packaging system using the a modification WPU and the Film.

3. Objectives of this MOU

In accordance with the intent of HYDRODYNEX , IMF agrees that upon certain conditions it will grants to HYDRODYNEX an exclusive license for the modified WPU and the Film for the Territory as defined in ? 6.

4. Terms and Conditions of this MOA

The intent of the Parties is to formulate and conclude an exclusive License Agreement during Phase 1, which will then replace this MOU. The term of this MOU will be for 12 months. The Parties agree that HYDRODYNEX will not be able to receive an exclusive License until such time as it is a full reporting public company and traded on a legal exchange. The Parties agree that if required and by mutual agreement, this MOU can be extended for an additional six months.

5. Compensation

The Parties agree that sales of the modified WPU and the Film by HYDRODYNEX will be subject to License Fees, which will be specified in detail in the License Agreement to be concluded between the Parties. No fees are due under this MOA. It is agreed that, at HYDRODYNEX' choice, if it uses the modified WPU and/or the Film in an offer to a customer, it may use IMF to supply the modified WPU and/or the Film, or have the modified WPU and/or the Film produced under this license in the Territory or another country.

6. Territory

The Territory covered by this MOU consists initially of the U.S., Canada and Mexico. This Territory can be expanded upon mutual agreement between the Parties at any time.

7. Cooperation

The Parties are independent parties. In this sense, neither Party can commit the other Party in any manner. Both Parties bear the cost for their own portion in relation to this cooperation.

The intent is that HYDRODYNEX will evaluate the feasibility to sell mobile systems in addition to stationary AO-Systems(R) in its Territory, which may require a water packaging system. At its sole option, and in accordance with the customer's requirements, HYDRODYNEX may use IMF's technologies, blueprints and equipment designs. In such case, IMF will support the projects as reasonably required and as appropriate by (a) making technology information available, and/or (b) perform engineering services for the projects, and/or (c) deliver critical components, and/or (d) deliver completely installed and tested packaging systems, and/or (e) deliver Film, and/or (f) provide the necessary documents, blueprint and technical support so that the modified WPU and/or the Film can be produced in HYDRODYNEX in the territory or by a third party subcontract manufacture outside of the Territory.

8. Commercial Materials

In the event HYDRODYNEX makes the decision to commercialize and sell modified WTUs in the Territory, IMF agrees to make available to HYDRODYNEX all technical and marketing materials as well as pricing information necessary for HYDRODYNEX to market and sell the WTUS and Film. Such materials will be made available in appropriate form, printed, electronically, video, DVD in accordance with availability. This will also include particularly information for inclusion in a website.

HYDRODYNEX is authorized to use for its marketing purposes appropriate logos and marks owned by IMF. In return, IMF will be authorized to use HYDRODYNEX' corresponding marks.

9. Confidential Information

The Parties agree to hold in confidence and not to distribute to any third party, unless agreed by the other Party beforehand in writing, each other's Confidential Information, which includes technical, commercial and any other information which is designated by either Party as such, or which could reasonably be assumed by either Party to be the other Party's Confidential Information.

10. Ancillary Equipment

IMF will use its best effort to assist HYDRODYNEX with establishing contacts and/or contracts for design and/or delivery of ancillary equipment as required for various system configurations.

11. General Stipulations

12. Entry into Force: This MOU enters into force at the date of the latest signature below.

13.  Law:  This MOU is construed under the laws of Germany.

14. Arbitration: For any dispute arising out of the execution of this MOU, an attempt will first be made to solve the dispute at the level of the Executive Management of the Parties. Should this fail, another attempt will be made by an arbitration procedure involving the International Chamber of Commerce in Paris, France.

Date:  June 23, 2008




_________________________________      _______________________________
IMF                                    HYDRODYNEX CORPORATION, INC.
Peter Schmid                           Jerod Edington
President                              President